For Immediate Release

Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Reports First Quarter 2015 Financial Results

WALNUT CREEK, CA. – May 11, 2015 – Owens Realty Mortgage, Inc. (the “Company”) (NYSE MKT: ORM) today reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights
•	Net income attributable to common stockholders of $1,151,720, or $0.11 per diluted common share
•	Book value attributable to common stockholders of $17.18 per common share at March 31, 2015 as compared to $17.14 per common share at December 31, 2014
•	Declared quarterly dividends of $0.07 per share of common stock
•	FFO of $2,216,152, or $0.21 per diluted common share (see Non-GAAP Financial Measures)

First Quarter 2015 Operational Highlights
•	Originated five new loans in the quarter totaling $11,936,000 (note amount) and received full or partial payoffs on eight loans totaling $21,848,000
•
Completed the sale of one real estate property for net proceeds of $1,109,000 and gain on sale of $53,000 and recognized an additional $152,000 in deferred gain under the installment method due to full repayment received on a carryback loan related to a real estate property that had been sold in 2012 (total gains of $205,000)

•
In April 2015, the Company signed an amendment and restatement of its secured revolving line of credit facility with California Bank & Trust to increase the maximum potential borrowings from $20,000,000 to $30,000,000 and to add First Bank as an additional Lender

“The first quarter’s results were influenced by unexpected loan payoffs,” said William Owens, the Company’s Chairman and CEO. “Substantially all of the loans paying off in the first quarter were from loans that prepaid well in advance of the contractual maturity date.  New loan production was down from the prior quarter however, we anticipate that the remainder of the year will show significant improvement.  The complete renovation of the North Tower in our Miami project is ahead of schedule, and we have released a marketing package for the possible sale of our Lake Tahoe project. In addition, we are working to sell certain of our other real estate assets beginning late in the second quarter of 2015.”

Summary of First Quarter 2015 Financial Results
The Company reported net income attributable to common stockholders of $1,151,720, or $0.11 per basic and diluted common share, for the quarter ended March 31, 2015 as compared to a net income of $760,563, or $0.07 per basic and diluted common share, for the quarter ended March 31, 2014. The increase was primarily a result of the following:

•
An increase in interest income on loans of $1,687,000 due to the accretion of the remaining $512,000 discount on an impaired loan that was repaid prior to maturity during the quarter, an increase in past due and deferred interest collected on impaired loans and an increase in the average balance of performing loans between the quarter ended March 31, 2014 and the quarter ended March 31, 2015 of approximately 63%.

•
An increase in net operating income from real estate properties of $578,000 due primarily to net operating income on the recently completed retail complex owned by TSV and increased rental rates and/or occupancy on certain real estate properties during the quarter.

These items that increased net income were partially offset by the following:

•
An increase in interest expense of $460,000 due to interest incurred on our lines of credit, our loans payable within TOTB and TSV and the amortization of deferred financing costs to interest expense from these debt instruments during the quarter. All of these debt facilities (other than the CB&T Credit Facility) were obtained and began to incur interest expense subsequent to the first quarter of 2014.

•
An increase in impairment losses on real estate properties of $1,102,000 due to an impairment loss of $1,109,000 recorded on the unimproved residential and commercial land located in Gypsum, Colorado during the quarter due to a decrease in the listing price and a reduction in the fair market value estimated by management.

Quarter End Loan Portfolio Summary
The following tables set forth certain information regarding the Company’s loan portfolio at March 31, 2015 and December 31, 2014.

	March 31, 2015	December 31, 2014
By Property Type:
Commercial	$42,600,361	$52,531,537
Residential	12,791,670	13,491,906
Land	1,542,548	2,010,068
	$56,934,579	$68,033,511
By Position:
Senior loans	$56,223,446	$65,533,511
Junior loans*	711,133	2,500,000
	$56,934,579	$68,033,511
* The junior loans in our portfolio at March 31, 2015 and December 31, 2014 are junior to existing senior loans held by us and are secured by the same collateral.

The types of property securing the Company’s commercial real estate loans are as follows:

	March 31, 2015	December 31, 2014
Commercial Real Estate Loans:
Retail	$11,867,565	$7,591,592
Office	8,451,776	25,742,246
Apartment	12,655,958	9,622,580
Industrial	3,066,556	3,080,000
Marina	3,200,000	3,200,000
Church	1,175,000	1,175,000
Restaurant	—	1,058,567
Storage	1,095,206	—
Golf course	1,088,300	1,061,552
	$42,600,361	$52,531,537

Loans by geographic location:

	March 31, 2015	Portfolio	December 31, 2014	Portfolio
	Balance	Percentage	Balance	Percentage
Arizona	$9,911,699	17.41%	$8,788,098	12.92%
California	41,830,332	73.47%	54,685,345	80.38%
Hawaii	1,450,000	2.55%	1,450,000	2.13%
Nevada	2,200,000	3.86%	—	—%
Oregon	150,000	0.26%	1,250,000	1.84%
Washington	1,392,548	2.45%	1,860,068	2.73%
	$56,934,579	100.00%	$68,033,511	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company’s real estate portfolio at March 31, 2015 and December 31, 2014.

Real Estate Held for Investment:

	March 31, 2015	December 31, 2014
Land	$8,839,255	$10,797,656
Residential	44,460,963	48,154,258
Retail	23,286,401	23,211,896
Assisted care	4,999,210	5,005,000
Office	4,375,862	4,416,108
Industrial	1,446,605	4,486,797
Storage	3,823,911	3,847,884
Marina	3,822,694	3,602,867
	$95,054,901	$103,522,466

Real Estate Held for Sale:

	March 31, 2015	December 31, 2014
Land (including land under development)	$37,562,043	$36,263,330
Retail	15,439,021	16,494,440
Residential	6,852,989	—
Office	4,716,159	4,716,159
Industrial	3,005,470	—
Golf course	2,025,083	2,020,410
	$69,600,765	$59,494,339

Non-GAAP Financial Measures

Funds from Operations

We utilize supplemental non-GAAP measures of operating performance, including funds from operations (“FFO”), an industry-wide standard measure of REIT operating performance. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with that of other REITs. We determine FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), as net income (loss) attributable to common stockholders (computed in accordance with GAAP), plus depreciation and amortization of real estate and other assets, amortization of deferred financing costs, impairments of real estate assets, provisions for loan losses and losses from sales of real estate, reduced by gains from sales of real estate and foreclosure of loans, accretion of discounts on loans and extraordinary items, and after adjustments for unconsolidated ventures.

Our calculation of FFO may not be comparable to similar measures reported by other REITs. This non‐GAAP financial measure should not be considered as an alternative to net income as a measure of our operating performance or to cash flows computed in accordance with GAAP as a measure of liquidity, nor is it indicative of cash flows from operating and financial activities.

We urge investors to carefully review the GAAP financial information included as part of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table reconciles FFO to comparable GAAP financial measures:

	For the Three Months Ended
	March 31, 2015		March 31, 2014
Funds from Operations		$
Net income attributable to common stockholders	$1,151,720		760,563
Adjustments:
Depreciation and amortization of real estate assets	602,386		546,097
Depreciation allocated to non-controlling interests	(29,055)		(30,154)
Amortization of deferred financing costs	79,419		—
Accretion of discount on loan to interest income	(536,816)		(12,200)
Provisions for impairment of real estate assets	1,109,434		7,540
Provision for loan losses	87,566		127,172
Gain on sales of real estate assets	(205,441)		(277,184)
Gain on foreclosure of loan	—		(257,020)
Adjustments for unconsolidated ventures	(43,061)		(41,696)
FFO attributable to common stockholders	$2,216,152		$823,118
Basic and diluted FFO per common share	$0.21		$0.08

Conference Call
The Company will host a conference call to discuss the results on Monday, May 11, 2015, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (877) 407-0784 (United States) or (201) 689-8560 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company’s website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Company's website at www.owensmortgage.com for 30 days.  A dial-in replay of the call will also be available to those interested until June 11th.  To access the replay, dial (877) 870-5176 (United States) or (858) 384-5517 (International) and enter code: 13592599.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$13,904,244	$1,413,545
Restricted cash	8,723,582	6,248,746
Loans, net of allowance for losses of $2,956,921 in 2015 and $2,869,355 in 2014	53,977,658	65,164,156
Interest and other receivables	1,656,728	1,482,380
Other assets, net of accumulated depreciation and amortization of $1,090,942 in 2015 and $1,065,172 in 2014	1,170,055	1,138,123
Deferred financing costs, net of accumulated amortization of $384,931 in 2015 and $253,675 in 2014	1,186,329	1,317,585
Investment in limited liability company	2,185,642	2,142,581
Real estate held for sale	69,600,765	59,494,339
Real estate held for investment, net of accumulated depreciation of $5,192,003 in 2015 and $6,075,287 in 2014	95,054,901	103,522,466
Total assets	$247,459,904	$241,923,921
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$753,760	$1,292,160
Due to Manager	189,103	283,644
Accounts payable and accrued liabilities	4,855,330	2,219,674
Deferred gains on sales of real estate	209,662	362,283
Line of credit payable	13,969,000	11,450,000
Notes and loans payable on real estate	38,052,034	37,569,549
Total liabilities	58,028,889	53,177,310
Commitments and Contingencies (Note 13)
EQUITY:
Stockholders’ equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,768,001 shares outstanding at March 31, 2015 and December 31, 2014	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 430,118 shares at March 31, 2015 and December 31, 2014	(5,349,156)	(5,349,156)
Retained earnings	7,769,471	7,371,511
Total stockholders’ equity	184,969,818	184,571,858
Non-controlling interests	4,461,197	4,174,753
Total equity	189,431,015	188,746,611
Total liabilities and equity	$247,459,904	$241,923,921

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	Three Months Ended March 31,
	2015	2014
Revenues:
Interest income on loans	$2,823,871	$1,136,784
Rental and other income from real estate properties	3,542,899	2,689,975
Income from investment in limited liability company	43,061	41,696
Other income	—	18
Total revenues	6,409,831	3,868,473
Expenses:
Management fees to Manager	456,389	420,306
Servicing fees to Manager	41,490	38,210
General and administrative expense	378,971	415,743
Rental and other expenses on real estate properties	2,190,412	1,915,115
Depreciation and amortization	602,386	546,097
Interest expense	587,026	127,385
Provision for loan losses	87,566	127,172
Impairment losses on real estate properties	1,109,434	7,540
Total expenses	5,453,674	3,597,568
Operating income	956,157	270,905
Gain on sales of real estate, net	205,441	277,184
Gain on foreclosure of loan	—	257,020
Net income	1,161,598	805,109
Less: Net income attributable to non-controlling interests	(9,878)	(44,546)
Net income attributable to common stockholders	$1,151,720	$760,563

Per common share data:
Basic and diluted earnings per common share	$0.11	$0.07
Basic and diluted weighted average number of common shares outstanding	10,768,001	10,769,498
Dividends declared per share of common stock	$0.07	$0.05

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